Exhibit 99.1

Albany International Reports First-Quarter Results

ALBANY, N.Y.--(BUSINESS WIRE)--First-Quarter Highlights

  Net loss per share was $0.05, after reductions of $0.36 from net restructuring charges, idle-capacity costs related to restructuring, and costs related to continuing performance-improvement initiatives. Discrete income tax adjustments reduced net income by $0.13 per share. Net income per share for Q1 2007 was $0.32, after expenses related to restructuring and performance-improvement initiatives reduced net income per share by $0.24.
  Net sales from continuing operations were $273.2 million, an increase of 9.0 percent compared to the same period last year.
  Net sales in the Paper Machine Clothing (PMC) segment increased 2.5 percent compared to the same period last year. PMC net sales in North America decreased 12.9 percent compared to the same period last year.
  Net sales in the Engineered Composites segment increased 42.6 percent compared to the same period last year. The Q1 2008 operating loss was $1.8 million, compared to a $0.6 million loss in Q1 2007.
  Compared to the same period last year, net sales in the Door Systems and Engineered Fabrics segments increased 30.8 percent and 10.1 percent, respectively.
  The Company has entered into an agreement to sell its Filtration Technologies business for $45 million, and has reported the activities of that business as a discontinued operation in the first-quarter financial statements.

Albany International Corp. (NYSE:AIN) reported a first-quarter net loss per share of $0.05, after reductions of $0.36 from net restructuring charges, idle-capacity costs related to restructuring, and costs related to continuing performance-improvement initiatives. Discrete income tax adjustments reduced net income by $0.13 per share.

Net income per share for Q1 2007 was $0.32, after expenses related to restructuring and performance-improvement initiatives reduced net income per share by $0.24.

On May 4, 2008, the Company announced that it had entered into an agreement to sell its Filtration Technologies business for $45 million, subject to contractual closing adjustments. Filtration Technologies’ principal operations are in Gosford, Australia, and Zhangjiagang, China. In Q1 2008, net sales were $10.5 million, an increase of 47% compared to Q1 2007. The activities of this business are reported as a discontinued operation in the first-quarter financial statements and accordingly are excluded from Tables 1, 2, and 3, below.

Net sales from continuing operations increased $22.6 million, or 9.0 percent compared to the same period last year. Excluding the effect of changes in currency translation rates, net sales increased 1.3 percent. The following table, which reflects changes in the Company’s reportable segments, presents net sales and the effect of changes in currency translation rates:

Table 1

(in thousands)	Net Sales Three Months ended March 31,		Percent Change	Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
	2008	2007
Paper Machine Clothing	$183,015	$178,631	2.5%	$11,946	-4.2%
Albany Door Systems	45,132	34,494	30.8%	5,082	16.1%
Engineered Fabrics	28,110	25,531	10.1%	2,280	1.2%
Engineered Composites	11,088	7,775	42.6%	-	42.6%
PrimaLoft® Products	5,863	4,183	40.2%	110	37.5%
Total	$273,208	$250,614	9.0%	$19,418	1.3%

Gross profit was 34.7 percent of net sales in the first quarter of 2008, compared to 38.6 percent in the same period of 2007. The difference is principally due to decreases in PMC net sales, particularly in North America, and costs associated with performance-improvement initiatives.

Selling, technical, general, and research (STG&R) expenses were 30.2 percent of net sales in the first quarter of 2008 compared to 29.4 percent in the first quarter of 2007. STG&R expenses were $82.4 million in the first quarter of 2008, in comparison to $73.7 million in the first quarter of 2007. Q1 2008 STG&R expenses included $5.8 million related to the effect of changes in currency translation rates and $5.1 million of expenses related to performance-improvement initiatives. Q1 2007 STG&R expenses included $1.6 million related to performance-improvement initiatives.

Operating income was $7.2 million in the first quarter of 2008, compared to $15.5 million for the same period of 2007.

The following table presents segment operating income:

Table 2

(in thousands)	Operating Income Three Months ended March 31,
	2008	2007
Paper Machine Clothing	$18,550	$26,542
Albany Door Systems	2,836	1,732
Engineered Fabrics	5,569	4,424
Engineered Composites	(1,826)	(615)
Primaloft® Products	1,078	510
Research expenses	(5,871)	(5,011)
Unallocated expenses	(13,156)	(12,061)
Total	$7,180	$15,521

First-quarter segment operating income included the following expenses associated with restructuring and performance-improvement initiatives:

Table 3

	2008				2007
(in thousands)	Restructuring and Other, Net	Idle- capacity Costs at Plants Closing	Performance- improvement Initiatives	Total	Restructuring and Performance- improvement Initiatives
Paper Machine Clothing	$6,402	$684	$3,323	$10,409	$6,846
Albany Door Systems	-	-	135	135	-
Unallocated expenses	(1,040)	-	3,948	2,908	2,469
Total	$5,362	$684	$7,406	$13,452	$9,315

The Q1 2008 net restructuring charges of $5.4 million ($0.14 per share) were principally due to costs associated with the closure of the Company’s Montgomery, Alabama, plant that was announced in the first quarter of 2008 and other restructuring activities. In addition, idle-capacity costs of $0.7 million related to previously announced plant closures, and $7.4 million of expenses related to ongoing performance-improvement initiatives increased cost of goods sold by $3.0 million ($0.08 per share), and STG&R expenses by $5.1 million ($0.14 per share). The increased STG&R expenses are principally due to the non-capitalized portion of SAP project costs, costs related to the implementation of the global procurement initiative, and termination costs. Cost of goods sold during the quarter includes additional costs related to the start-up of the greenfield PMC plant in China and equipment relocation expenses. Performance-improvement costs in the first quarter of 2007 amounted to $1.7 million, of which $1.6 million was included in STG&R expenses.

The effective first-quarter income tax rate before discrete tax items was 20 percent in 2008 and 25 percent in 2007. Included in first-quarter 2008 income tax expense are discrete tax adjustments that decreased net income by $0.13 per share.

Net cash provided by operating activities was $7.4 million in the first quarter of 2008, compared to $17.3 million for the same period of 2007. Capital spending during the first quarter of 2008 was $31.6 million. The Company expects capital spending in 2008 to be approximately $140 million and continues to expect that capital spending in 2009 will be approximately $70 million. Depreciation and amortization were $14.8 million and $1.2 million, respectively, for the first quarter of 2008. Depreciation and amortization are estimated to be $68 million and $7 million for 2008, and $72 million and $10 million for 2009.

Paper Machine Clothing (PMC)

This segment includes Paper Machine Clothing and Process Belts used in the manufacture of paper and paperboard products.

Compared to the first quarter of 2007, trade sales in the Americas Business Corridor declined 8.3 percent. Trade sales in South America increased 10.5 percent, while sales in North America declined 12.9 percent. Volume in North America was negatively affected by paper mill closures, reduced capacity utilization rates in some paper grades, and longer running life of paper machine clothing.

Orders in the Americas Business Corridor during the quarter were 14.7 percent ahead of very strong first-quarter 2007 orders. Cost-reduction activities in North America are proceeding on schedule. Headcount has dropped 9 percent compared to the first quarter of 2007, and lower costs are beginning to become apparent in lower average production costs in finished goods inventories.

In Western Europe, compared to the first quarter of 2007, trade sales in euros declined 5.8 percent due to lower sales volume and lower average prices. While prices were lower than the first quarter of 2007, they were relatively stable compared to recent quarters and based on current orders are likely to remain stable for the rest of the year. While volume was lower than in the first quarter of 2007, reflecting a weakened European paper industry, market share increased and orders are strong. Restructuring activities in Europe have resulted in a 13 percent reduction in headcount, which nearly offset the effect of lower sales.

Trade sales in the Pacific Business Corridor were 9.9 percent higher than the first quarter of 2007. Orders are strong and the new capacity in Asia is beginning to come on stream as planned.

Albany Door Systems (ADS)

This segment includes products, parts, and service sales of High Performance Doors to a variety of industrial customers.

Trade sales in Europe in euros were up 13.8 percent, and orders were up 10.5 percent compared to the first quarter of 2007. Much of this increase was due to strong product sales. Compared to last year, operating margins improved due to the 2007 consolidation of European manufacturing operations.

In North America, trade sales increased 33.7 percent and orders increased 39.0 percent compared to the same period last year. Most of this increase was due to the second-quarter 2007 R-Bac acquisition. Sales were negatively affected by the construction slowdown in the U.S.

Albany Engineered Composites (AEC)

This segment includes sales of specialty materials and composite structures for aircraft and other applications.

Net sales increased 42.6 percent compared to the first quarter of 2007. As expected, AEC generated an operating loss of $1.8 million during the quarter, but by the end of the quarter showed significant improvement in operating efficiencies.

Albany Engineered Fabrics

This segment includes sales of a variety of products similar to PMC for application in the corrugator, pulp, nonwovens, building products, tannery, and textile industries.

Excluding the effect of changes in currency translation rates, net sales compared to the first quarter of 2007 increased 1.2 percent. Sales in the North American building products market were negatively affected by the downturn in the U.S. economy and the related decline in new construction. Some of the weakness in this area has been offset by growth in sales to Asia. Compared to Q1 2007, operating income improved 25.9 percent due to increased efficiencies in Europe and the new facility in Kaukauna, Wisconsin.

PrimaLoft® Products

This segment includes sales of insulation for outdoor clothing, gloves, footwear, sleeping bags, and home furnishings.

Net sales increased 40.2 percent compared to the same period last year. While outerwear sales in North America and Europe showed good growth, home furnishings sales in North America were down significantly due to weakness in the retail market.

CEO Comments

President and CEO Joe Morone said, “Q1 2008 results were depressed by a slowdown in all of our North American operations, except for Engineered Composites. By far the largest effect was in PMC. Despite continuing strength in market share, the successful conclusion of several important contract negotiations in 2007, and unusually strong orders, sales in North America were down 12.9 percent compared to the same period in 2007. This decline in sales reduced operating income by an estimated $3.5 million. There are a number of reasons for this decline, the most significant of which was the impact of the general economic slowdown on an already weakened paper industry. In most publication grades, paper mill operating rates dropped well below their 2007 levels. At the same time, some mills ran their paper machine clothing longer than is customary. The net effect was lower consumption of paper machine clothing. The weakness in PMC sales was most pronounced in the third month of the quarter, just as it was in Q4 2007.

“We saw further evidence of this economic weakness in sales of Engineered Fabrics to the U.S. building products and fiber cement industries, sales of PrimaLoft® products to the U.S. home furnishings retail market, and sales of doors to some construction-sensitive market segments in the U.S.

“Apart from this economic weakness in North America, there were no significant deviations from our expectations for Q1. Each of the emerging businesses performed to plan. Albany Engineered Composites increased net sales by 43 percent compared to Q1 2007, made excellent progress in manufacturing efficiencies, and continues on trend toward becoming profitable in Q3. Fueled by continuing growth in the European market, Doors had another strong quarter in both sales and orders; and Engineered Fabrics was strong across the board, except for its North American construction-oriented product lines.

“As for the three-year process of internal restructuring, launched in Q3 2006, it continued on plan in Q1, with the announced closures of the Mansfield, Massachusetts, and Montgomery, Alabama, operations. The effects of this process are beginning to become apparent: combined headcount in North American and European PMC is down 11 percent; gross margins are increasing in the PMC product lines where the most significant restructuring has taken place–dryers in the Americas and press in Europe; and average cost of finished goods inventories in those product lines is declining. Meanwhile, several new products in the R&D pipeline are approaching market trials, or had successful initial trials during the quarter; the expansions in Asia and South America remain on schedule; and we are progressing toward the toughest and most important milestone in our SAP implementation, the July 2008 go-live for the North American PMC and Engineered Fabrics operations. We thus remain on trend toward the strong cash generation that we have been projecting for 2009.

“Looking forward to Q2 and the balance of the year, the economic slowdown in North America, coupled with the possibility of a European slowdown later in the year, adds an element of uncertainty to our short-term outlook. Orders are strong across all of our businesses. Market share in PMC is strong and getting stronger, and based on current orders, we expect our PMC pricing to be stable in Europe through the rest of 2008. And even though the increases in oil prices are putting upward pressure on our materials costs, we expect to mitigate the effect of those increases through the balance of the year. With all of these positive factors at work, we would ordinarily be optimistic about the prospects for the next few quarters. But the continuing economic weakness in North America tempers our optimism about the short-term outlook.

“Finally, today we announced that we have agreed to sell our filtration business, which manufactures filtration products for a variety of industrial processes, most notably power generation. We have reached the point in the growth of our emerging businesses when we are starting to make choices in how we allocate capital among them. While the filtration business has very appealing growth prospects, its basis for competitive advantage, and thus for sustainable profitable growth, is not as tightly connected to Albany’s core competencies as that of our other emerging businesses. We will use the proceeds of the sale to fund planned capital expenditures outside of the U.S. and for general working capital purposes.”

The Company plans a live webcast to discuss first-quarter 2008 financial results on Monday, May 5, 2008, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

Albany International is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items, such as sales excluding currency effects and costs associated with restructuring and performance-improvement initiatives that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the registrant’s financial condition, results of operations, and cash flows. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring and performance-improvement measures, and in particular of the costs associated with the implementation of such measures, on the Company’s net income or operating income, or the operating income of a business segment, can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such measures had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period.

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s Annual Report on Form 10-K) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast, include, without limitation, statements about future economic and paper industry conditions, materials costs, PMC sales and operating income during the next several quarters, revenue growth and income expectations for the Company’s emerging businesses, the amount and timing of anticipated costs and savings associated with cost-reduction and performance-improvement initiatives, pricing conditions in the PMC industry, the amount and timing of capital expenditures, tax rates, and depreciation and amortization. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of various businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results and independent forecasts regarding the markets in which these businesses operate. Historical growth rates are no guarantee of future growth, and such independent forecasts could prove incorrect.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007

Net sales	$273,208	$250,614
Cost of goods sold	178,278	153,817

Gross profit	94,930	96,797
Selling, technical, general and research expenses	82,388	73,667
Restructuring and other, net	5,362	7,609

Operating income	7,180	15,521
Interest expense, net	4,319	3,265
Other (income), net	(274)	(327)

Income from continuing operations before income taxes	3,135	12,583
Income tax expense	4,551	3,172

(Loss)/Income before associated companies	(1,416)	9,411
Equity in (losses) of associated companies	(303)	(285)
(Loss)/income from continuing operations	(1,719)	9,126

Discontinued operations:
Income from operations of discontinued business	260	204
Income tax expense	33	25
Income from discontinued operations	227	179

Net (loss)/income	($1,492)	$9,305

(Loss)/income from continuing operations:
Basic	($0.06)	$0.31
Diluted	($0.06)	$0.30

Income from discontinued operations:
Basic	$0.01	$0.01
Diluted	$0.01	$0.01

Net (loss)/income per share:
Basic	($0.05)	$0.32
Diluted	($0.05)	$0.31

Dividends per share	$0.11	$0.10

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	(unaudited)
	March 31,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$72,350	$73,305
Accounts receivable, net	234,239	232,440
Inventories	236,201	247,043
Income taxes receivable and deferred	34,803	26,734
Prepaid expenses and other current assets	21,943	22,832
Current assets of discontinued operations	27,330	-
Total current assets	626,866	602,354

Property, plant and equipment, net	523,101	499,540
Investments in associated companies	5,365	5,373
Intangibles	10,903	11,217
Goodwill	206,552	194,660
Deferred taxes	104,939	100,604
Cash surrender value of life insurance policies	44,632	43,701
Other assets	71,014	69,528
Noncurrent assets of discontinued operations	7,172	-
Total assets	$1,600,544	$1,526,977

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$35,137	$32,030
Accounts payable	80,192	82,157
Accrued liabilities	117,956	120,267
Current maturities of long-term debt	386	1,146
Income taxes payable and deferred	5,501	2,970
Current liabilities of discontinued operations	1,249	-
Total current liabilities	240,421	238,570

Long-term debt	472,331	446,433
Other noncurrent liabilities	203,703	188,621
Deferred taxes and other credits	57,911	53,682
Total liabilities	974,366	927,306

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued
34,974,850 in 2008 and 34,865,744 in 2007.	35	35
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,236,098 in 2008 and 2007	3	3
Additional paid in capital	330,246	326,608
Retained earnings	539,477	544,228
Accumulated items of other comprehensive income:
Translation adjustments	78,541	42,208
Pension liability adjustment	(58,647)	(55,953)
Derivative valuation adjustment	(4,454)	1,565
	885,201	858,694
Less treasury stock (Class A), at cost (8,530,066 shares
in 2008 and 2007)	259,023	259,023
Total shareholders' equity	626,178	599,671
Total liabilities and shareholders' equity	$1,600,544	$1,526,977

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
OPERATING ACTIVITIES
Net (loss)/income	($1,492)	$9,305
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Equity in losses of associated companies	303	285
Depreciation	14,788	14,187
Amortization	1,223	1,131
Provision for deferred income taxes, other credits and long-term liabilities	(2,322)	915
Provision for write-off of equipment	485	66
Increase in cash surrender value of life insurance	(931)	(902)
Unrealized currency transaction gains and losses	(2,272)	169
Shares contributed to ESOP	2,545	1,961
Stock option expense	42	200
Tax benefit of options exercised	(74)	(145)
Issuance of shares under long-term incentive plan	624	937

Changes in operating assets and liabilities:
Accounts receivable	5,019	5,185
Inventories	(2,604)	(13,641)
Prepaid expenses	(366)	(2,446)
Accounts payable	(4,064)	(6,041)
Accrued liabilities	(5,877)	11,809
Income taxes payable	3,069	(4,727)
Other, net	(679)	(899)
Net cash provided by operating activities	7,417	17,349

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(31,649)	(23,206)
Purchased software	(3,903)	(2,683)
Net cash (used in) investing activities	(35,552)	(25,889)

FINANCING ACTIVITIES
Proceeds from borrowings	28,596	10,532
Principal payments on debt	(2,857)	(10,437)
Proceeds from options exercised	354	603
Tax benefit of options exercised	74	145
Dividends paid	(3,252)	(2,919)
Net cash provided by/(used in) financing activities	22,915	(2,076)

Effect of exchange rate changes on cash flows	4,265	(1,195)

(Decrease) in cash and cash equivalents	(955)	(11,811)
Cash and cash equivalents at beginning of year	73,305	68,237
Cash and cash equivalents at end of period	$72,350	$56,426

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, Vice President of Strategic Planning
518-445-2281
john.cozzolino@albint.com
or
Media:
Susan Siegel, Director of Corporate Communications
518-445-2284
susan.siegel@albint.com